UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 31, 2002


                            THE PENN TRAFFIC COMPANY
             (Exact name of registrant as specified in its charter)



Delaware                            1-9930                  25-0716800
(State or other jurisdiction        (Commission             ( I.R.S. Employer
 of incorporation)                  File Number)            Identification No.)


                  1200 State Fair Boulevard, Syracuse, New York
                    (Address of principal executive offices)

                                   13221-4737
                                   (zip code)

      (Registrant's telephone number, including area code: (315) 453-7284)

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ITEM 5.           OTHER EVENTS AND REGULATION FD DISCLOSURE

                  On October 31, 2002, in order to permanently waive defaults under the Credit Agreement (defined below) arising as a result of the previously announced accounting fraud at its Penny Curtiss bakery manufacturing subsidiary (the "Designated Events of Default"), The Penn Traffic Company ("Penn Traffic"), certain of its subsidiaries, Fleet Capital Corporation, as agent (the "Agent") and the lenders (the "Lenders") under its Revolving Credit and Term Loan Agreement (the "Credit Agreement") entered into Amendment No.4 to the Credit Agreement dated as of October 31, 2002 (the "Amendment"). Subject to all of the terms and conditions set forth in the Amendment, the Agent and each of the Lenders agreed to waive permanently the Designated Events of Default and agreed to forbear from exercising their rights and remedies under the Credit Agreement and the other loan documents with respect to the Designated Events of Default.

                  As reflected in the Amendment which is attached as Exhibit
99.1 to this Current Report on Form 8-K and is incorporated by reference herein, the Amendment also amends the financial covenants and certain other provisions contained in the Credit Agreement.

                  In consideration of the Lenders' agreement to the Amendment, Penn Traffic agreed to pay the Agent a waiver and amendment fee in an amount equal to 1/2 of 1% of the Lenders' Aggregate Exposure (an aggregate amount of approximately $1.5 million). In addition, as part of the Amendment, the applicable interest rates (based on a pricing grid) payable on outstanding advances under the Credit Agreement was increased 1/4 of 1% and the unused commitment fee on the undrawn revolving portion of the Credit Agreement for all tiers on the pricing grid was adjusted to 1/2 of 1%.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

                  Amendment No. 4 to Revolving Credit and Term Loan Agreement is attached as Exhibit 99.1 to this report.




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                                   Signatures


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 31, 2002

                                        THE PENN TRAFFIC COMPANY


                                        By:    /s/ Martin A. Fox
                                            -----------------------------------
                                            Name:  Martin A. Fox
                                            Title: Executive Vice President and
                                                   Chief Financial Officer


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                                  EXHIBIT LIST



EXHIBIT           DESCRIPTION
-------           -----------

99.1              Amendment No. 4 to Revolving Credit and Term Loan Agreement